                                                                EXHIBIT 17(d)(7)

FOR:            CAPREIT

CONTACT:        Richard L. Kadish
                (301) 231-8700

KCSA CONTACT:   Leslie A. Schupak
                Phone:    (212) 682-6565 ext. 207
                Fax:    (212) 338-9558
                E-Mail:  KCSA@AOL.COM


                                                      FOR IMMEDIATE RELEASE
                                                      ---------------------


          COURT CONFIRMS NO PRESENT BID FROM DOMINIUM ROCKVILLE, MD -- October 16, 1996 -- The Federal Judge for the Southern District of New York found that Dominium's Tax Exempt Fund LPL's correspondence to BAC Holders of CRITEF I, II and III Funds, may have contained numerous inaccuracies.

          While denying CRITEF's request for extraordinary relief, the Court indicated that it would entertain a renewal of that request for injunctive relief unless Dominion made corrective disclosures which must be disseminated to BAC Holders on or before October 21.

          The Court in its opinion further indicated that "a competing bid by Dominium is not now in the offing."

          It further found that Dominium was "seeking to delay or defeat the proposed mergers in the hope that it somehow would obtain the wherewithal to acquire control or that it would make such a nuisance of itself that CARPEIT or the Funds would pay it to go away."

          In making this observation, the court noted: "Dominium has no meaningful ownership interest in the Funds."

          In reviewing the Court's opinion, Richard L. Kadish, President of CAPREIT, which has made an offer at a minimum 27 percent premium to the market price the day it made its bid, stated: "The Court essentially confirmed what we have been saying all along -- Dominium has no proposal,, has no significant economic interest in the Funds and that its plan of harassment is strictly to create some unique benefit for itself.:

          CAPREIT owns, develops and manages multifamily, garden-style and townhome communities throughout the Midwest, Mid-Atlantic, Northeast and Southeast United States. CAPREIT currently owns and manages 30 properties with 8,942 housing units. CAPREIT also manages an additional 39 apartment communities on behalf of third-party owners.

                                   *   *   *